Exhibit 99.1

MEMOREX

TELEX COMMUNICATIONS A.G.

CONSOLIDATED

FINANCIAL STATEMENTS

FOR THE NINE MONTHS PERIOD ENDED 31 DECEMBER 2007

(PRESENTED IN EUROS)

Memorex Telex Communications A.G.

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors

To the Board of Directors and Shareholders of

Memorex Telex Communications AG:

We have audited the accompanying consolidated balance sheet of Memorex Telex Communications AG and its subsidiaries (the “Company”) as of 31 December 2007, and the related statements of consolidated income, changes in shareholders’ equity and of cash flows for the nine-month period ended 31 December 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As discussed in Note 2.1, the accompanying consolidated financial statements do not include comparative figures for the prior year as required by International Accounting Standard No. 1, “Presentation of Financial Statements”. In our opinion, inclusion of comparative figures is necessary to obtain a proper understanding of the current period’s financial statements.

In our opinion, except for the effects of the matter described in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Memorex Telex Communications AG and now in more than its subsidiaries as of 31 December 2007, and the results of their operations and their cash flows for the nine-month period ended 31 December 2007 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers Kft.

Budapest, Hungary

8 August 2008

Memorex Telex Communications A.G.

Consolidated Balance Sheet

As at 31 December 2007

	Notes	At 31 December 2007
		(in thousands of EUR)
Non-Current Assets
Goodwill		106

Licences		201
Software		205
Indefeasable Rights of Use		26 526
Other intangible Assets	9	26 932

Land and Buildings		9 875
Network Equipment		99 853
Other		1 485
Capital Work in Progress		4 302
Property, Plant and Equipment	10	115 515

Other Non-Current Financial Assets		419
Deferred Tax Assets	19	5 750

		148 722

Current Assets
Cash and Cash Equivalents	11	4 683
Investment in Securities		521
Trade and Other Receivables	12	12 635
Inventories		123
Prepayments and Accrued Income		840

		18 802

Total Assets		167 524

Equity and Liabilities

Equity attributable to equity holders of the parent
Share Capital	13	36 400
Reserves		84
Accumulated deficit		(6 025)

		30 459

Minority Interest		24

Total Equity		30 483

Non-Current Liabilities
Interest Bearing Borrowings	14	11 099
Non-Current Obligation Under Capital Leases	21	8 720
Other Non-Current Liabilities	15	45 055
Deferred Tax Liabilities	19	231

		65 105

Current Liabilities
Current Portion of Interest-Bearing Borrowings	14	49 513
Current Obligation Under Capital Leases	21	5 175
Trade and Other Payables		6 784
Provisions	16	5 370
Accrued Expenses and Deferred Income	17	5 094

		71 936

Total Liabilities		137 041

Total Equity and Liabilities		167 524

Memorex Telex Communications A.G.

Consolidated Income Statement

For the nine months period ended 31 December 2007

		For the nine months ended 31 December
	Notes	2007
		(in thousands of EUR)
Revenues	3	27 584
Cost of Sales	4	(4 551)

Gross Margin		23 033
Operating Expenses	5	(18 208)
Depreciation and Amortization	7	(8 711)

Profit / (Loss) from Operations		(3 886)
Financial Income	8	188
Financial Expenses	8	(4 252)

Net Profit / (Loss) Before Tax		(7 950)
Income Tax (Expense) / Benefit	19	1 685

Net Profit / (Loss) for the Period		(6 265)
Attributable to:
Equity Holders of the Parent		(6 269)
Minority Interest		4

		(6 265)

The accompanying notes form an integral part of the consolidated financial statements.

Memorex Telex Communications A.G.

Consolidated Statement of Cash Flows

For the nine months period ended 31 December 2007

		For the nine months
		ended 31 December
		2007
	Notes	(in thousands of EUR)
Cash Flows from Operating Activities
Net Profit / (Loss)		(6 265)

Adjustments for Non-Cash Items:
Interest Expense / (Income)	8	3 435
Depreciation and Amortization	7	8 711
Amortization of Deferred Borrowing Costs		140
Allowance for Bad and Doubtful Debts	5	2 094
Provisions	16	1 595
Deferred taxes	19	(1 909)
Other Non-Cash Items		517

Working Capital Changes:
Change in Trade and Other Receivables	12	(2 778)
Change in Inventories		(44)
Change in Prepayments and Accrued Income		(278)
Change in Other Asset		1 119
Change in Trade Payables, Other Payables and Accrued Expenses		(6 866)

Result of Sale of Property, Plant and Equipment	10	(118)
Interest Paid		(2 725)

		(3 372)

Cash Flows from Investing Activities
Purchase of Intangible Assets	9	(1 681)
Purchase of Property, Plant and Equipment	10	(10 849)
Proceeds from Sale of Property, Plant and Equipment	10	3 751
Interest Received		32

		(8 747)

Cash Flows from Financing Activities
Proceeds from Interest Bearing Borrowings	14	18 453
Proceeds from Related Party Loans		900
Refinancing Costs	14	(197)
Principal Payments under Capital Lease Obligations		(3 464)
Repayments of Interest Bearing Borrowings		(1 486)

		14 206

Net Increase / (Decrease) in Cash and Cash Equivalents		2 087
Cash and Cash Equivalents at the Beginning of the Period	11	2 596

Cash and Cash Equivalents at the End of the Period		4 683

The accompanying notes form an integral part of the consolidated financial statements.

Memorex Telex Communications A.G.

Consolidated Statement of Changes in Shareholder’s Equity

For the nine months period ended 31 December 2007

	Attributable to equity holders of the parent
	Share Capital	Reserves	Accumulated Deficit	Total	Minority interest	Total Shareholders Equity
	(in thousands of EUR)
Balance as at 31 March 2007	36 400	84	244	36 728	24	36 752

Net result for the period	—	—	(6 269)	(6 269)		(6 269)

Total recognized income and expense for the period	—	—	(6 269)	(6 269)	—	(6 269)

Balance as at 31 December 2007	36 400	84	(6 025)	30 459	24	30 483

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

1.	General Information

Memorex Telex Communications AG (“Memorex” and, together with its subsidiaries, the “Company” or “Group”) was incorporated in Austria on April 20, 1967. The address of the headquarters of the Company is Ortsstrasse 24, A 2331 Vösendorf, Austria. Memorex was originally a reseller of IBM hardware solutions. In 1997, following a buyout of Memorex by some of its employees, Memorex repositioned its business to provide telecommunications services within the Western and Central European telecommunications markets. Through acquisitions and capital investments, Memorex has expanded its business within Central and Eastern Europe to compete with the incumbent providers or other providers of telecommunications services in the region.

As of December 31, 2007, Memorex provided wholesale data and capacity services of fiber optic cable lines in the Central and Eastern European region to other global telecommunications providers and Internet companies in such countries as Austria, Bulgaria, the Czech Republic, Italy, Romania, Slovakia, Turkey, and Ukraine.

Memorex is a stock corporation under the Austrian law, registered with the commercial register of the Regional Court of Wiener Neustadt (Maria-Theresien-Ring 5, 2700 Wiener Neustadt, Austria).

On March 5, 2008, Hungarian Telephone and Cable Corp., a U.S. company (“HTCC”), acquired 95.7% of the outstanding equity of Memorex through one of its subsidiaries, Invitel Távközlési ZRt. (“Invitel”). The purchase price paid by HTCC was EUR 18.8 million. HTCC assumed approximately EUR 23.1 million of the Company’s net debt and refinanced approximately EUR 46.6 million of the Company’s debt at closing.

The purpose of the financial statements is related to the acquisition of the Company by HTCC, whereby HTCC is required to file with the United States Securities and Exchange Commission (“SEC”) a report on Form 8-K regarding the acquisition of Memorex.

The consolidated financial statements do not include comparative figures for the prior year as required by IAS 1 “Presentation of financial statements”.

The consolidated financial statements were prepared by management subsequent to the acquisition of the Company by HTCC.

Shareholders

As of December 31, 2007, the stated share capital of Memorex was EUR 36,400,000 which consisted of 3,640,000 shares with a par value of EUR 10 each. Of such outstanding share capital, Joki Holding A.G., a Swiss entity owned 72.25% , 47.10 North, a Swiss company owned 20.25% , and the remaining 7.5% of the outstanding share capital was owned by individuals.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Subsidiaries

Memorex operates part of its business through its operating subsidiaries. As of December 31, 2007 Memorex’s subsidiaries included: Memorex Telex Communications Bulgaria EOOD, a Bulgarian limited liability company with a registered share capital of BGN 5,200 (“Memorex Bulgaria”); Memorex Telex Communications CZ s.r.o., a Czech limited liability company with a registered share capital of CZK 167,357,300 (“Memorex Czech Republic”); Memorex Telex Communications Italia SRL, an Italian limited liability company with a registered share capital of EUR 10,000 (“Memorex Italy”); Memorex Telex Communications S.R.L., a Romanian limited liability company with a registered share capital of RON 18,000 (EUR 5,000) (“Memorex Romania”); Memorex Telex Communications SK, Ltd., a Slovakian limited liability company with a registered share capital of SKK 57,000,000 (“Memorex Slovakia”); MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Sirketi, a Turkish limited liability company with a registered share capital of YTL 250,000 (“Memorex Turkey”); and Memorex Telex Communications UA Ltd. with a registered share capital of UAH 2,272,500, a Ukranian limited liability company (“Memorex Ukraine”).

As of December 31, 2007, Memorex owned 100% of the outstanding equity of each of Memorex Bulgaria, Memorex Czech Republic, Memorex Italy, Memorex Romania, Memorex Slovakia and Memorex Ukraine. As of December 31, 2007, Memorex owned 95% of the outstanding equity of Memorex Turkey. The remaining 5% of the equity of Memorex Turkey is owned by an individual. Memorex holds an option to purchase such 5% equity stake from this individual at a nominal amount.

The consolidated financial statements of the Company for the year ended December 31, 2007 comprise of Memorex and its subsidiaries.

The consolidated financial statements were authorized by the Company’s management for issue on August 7, 2008.

2.	Significant Accounting Policies

The significant accounting policies adopted in the preparation of the consolidated financial statements are set out below.

2.1. Statement of Compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB. They have been prepared in accordance with IFRS 1, First-time Adoption of IFRS, because they were prepared for the first time, for the purpose of filing financial statements related to the acquisition of the Company by HTCC, whereby HTCC is requirement to file with the United States Securities and Exchange Commission (“SEC”) a report on Form 8-K regarding the acquisition of Memorex.

Consolidated financial statements of the Company have not previously been published under IFRS or a previous form of GAAP. In addition, the SEC only requires one year of audited financial statements for purposes of filing this report on Form 8-K. As a result, these financial statements do not include comparative figures for the prior years as required by IAS 1 “Presentation of financial statements”, nor are reconciliations required to any previous form of GAAP.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.2. Basis of Preparation

The consolidated financial statements are presented in Euro (“EUR”) rounded to the nearest thousand of EUR (“TEUR”). The consolidated financial statements have been prepared under the historical cost convention, except for financial assets and liabilities that are stated at fair value.

The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Judgments made by management in the application of IFRS that have a significant effect on the financial statements and estimates involving significant uncertainty are discussed in Note 2.20.

The accounting policies set out below have been consistently applied by the Company to all periods presented in these consolidated financial statements. Where it was necessary, accounting policies of the subsidiaries were modified to ensure consistency with the policies adopted by Memorex and its other subsidiaries.

2.3. Basis of Consolidation

2.3.1. Subsidiaries

Subsidiaries are those entities that are controlled, directly, or indirectly through its subsidiaries, by Memorex. Control exists when Memorex has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

2.3.2. Transactions eliminated on consolidation

All inter-company balances, transactions, unrealized gains and losses on transactions between Memorex and its subsidiaries have been eliminated from the consolidated financial statements.

2.4. Foreign Currency

2.4.1. Translation of financial statements

Items included in the financial statements of each of Memorex and its subsidiaries are measured in EUR as the currency of the primary economic environment in which the Company operate is the Euro (the “functional currency”).

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.4.2. Transactions and balances

Transactions in foreign currencies are translated to EUR at the foreign exchange rate ruling at the dates of the transactions.

Monetary assets and liabilities denominated in currencies other than the EUR at the balance sheet date are translated to the functional currency at the applicable foreign exchange rate on the day of translation. The foreign currency gain or loss on monetary items is the difference between amortised cost in EUR at the beginning of the period, adjusted for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the period. Foreign currency differences arising on translation are recognised in profit or loss, except for differences arising on the translation of available-for-sale equity instruments.

Non-monetary assets and liabilities denominated in currencies other than the EUR that are stated at historical cost are translated to the functional currency using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in currencies other than the EUR that are stated at fair value are translated at the applicable foreign exchange rates in effect on the date that the fair values were determined.

2.5. Cash and Cash Equivalents

Cash and cash equivalents comprise cash in bank balances and highly liquid call deposits with maturities of three months or less and exclude all overdrafts that are shown within borrowings in current liabilities on the face of the balance sheet.

2.6. Trade and Other Receivables

Receivables with short duration are not discounted. Receivables with long duration are recognized initially at fair value, and thereafter, they are measured at amortized cost using the effective interest rate method less accumulated impairment losses. The amounts of any impairment losses are included in operating expenses.

Amounts due and receivable from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.7. Trade and Other Payables

Trade and other payables with short duration are not discounted. Trade and other payables with long duration are initially recognized at fair value and subsequently at amortized cost using the effective interest rate method.

2.8. Inventories

Inventories consist of materials to be used in construction and repair of the network and network equipment held for sale. Inventories are carried at the lower of cost and net realizable value. Cost is based on the first-in, first-out principle and includes expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.9. Goodwill

All business combinations are accounted for by applying the purchase method. Goodwill arising in a business combination represents the excess of the cost of the acquisition over the interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. Goodwill is measured at cost less accumulated impairment losses.

Goodwill arising on the acquisition of a minority interest in a subsidiary represents the excess of the cost of the additional investment over the carrying amount of the net assets acquired at the date of exchange.

2.10. Intangible Assets

Intangible assets are stated at cost less accumulated amortization and accumulated impairment losses except for goodwill and intangible assets with indefinite useful life, which are not amortized and are stated at cost less accumulated impairment losses. After initial recognition, the Company assesses whether an intangible asset has a finite or indefinite useful life. The cost of intangible assets with a finite useful life is amortized on a straight-line basis over the period in which the asset is expected to be available for use. The rates of amortization are based on the following estimated useful lives:

Licenses and concession rights	50 years
Indefeasible Rights of Use (IRU)	5-20 years
Software	3-4 years
Other	5-12 years

Amortization of intangible assets ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. The amortization periods are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.11. Property, Plant and Equipment

2.11.1. Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour and an appropriate proportion of overhead, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the cost of dismantling and removing the items and restoring the site on which they are located. Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment.

Capital work in progress is stated at cost less impairment losses and represents those property, plant and equipment that have not been completed and capitalized.

2.11.2. Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. An asset acquired through a finance lease is measured initially at an amount equal to the lower of its fair value and the present value of the minimum lease payments at the inception of the lease. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.11.3. Subsequent expenditure on property, plant and equipment

Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditure, is included in the carrying amount if it is probable that future economic benefits embodied in that part will flow to the Company and its cost can be measured reliably. All other expenditures are recognized in the income statement as an expense as incurred.

2.11.4. Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of the items of property, plant and equipment, and major components that are accounted for separately. Leased assets are depreciated over the shorter of the lease term or their useful lives. Land and capital work in progress are not depreciated. The estimated useful lives are as follows:

Buildings	30-50 years
Network	20-50 years
Machinery and Equipment	6-10 years
Fixtures and Fittings	3-7 years
Vehicles	5 years
Computers	3-7 years

Depreciation of property, plant and equipment ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized.

Depreciation methods, useful lives and residual values are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.12. Impairment

The carrying amounts of the Company’s assets, other than inventories (see accounting policy note 2.8) and deferred tax assets (see accounting policy note 2.18), are reviewed as of each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

For goodwill and intangible assets with an indefinite useful life or not available for use, the recoverable amount is estimated annually, irrespective of whether any indication of impairment exists. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount.

For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. A cash-generating unit is the smallest identifiable asset group that generates cash flows that are largely independent from other assets and groups. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit or group of units on a pro rata basis. Impairment losses are recognized in the income statement.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value. Any cumulative loss in respect of an available-for-sale financial asset recognized previously in equity is transferred to profit and loss. Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets that share similar credit risk characteristics are assessed collectively in groups.

2.12.1. Calculation of recoverable amount

The recoverable amount of the Company’s investments in financial assets carried at amortized cost is calculated as the present value of expected future cash flows, discounted at the original effective interest rate inherent in the asset. Receivables with a short duration are not discounted. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value.

The recoverable amount of other assets or cash-generating units is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

2.12.2. Reversal of impairment

An impairment loss in respect of a held-to-maturity security or receivable and available-for-sale financial asset that is a debt security is reversed if the subsequent increase in the recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. The reversal is recognized in profit or loss. For available-for-sale financial asset that is an equity security, the reversal is recognized directly in equity. An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and there has been an indication that the impairment has decreased or no longer exists.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.13. Interest Bearing Borrowings

Interest bearing borrowings are recognized initially at fair value, less discounts and attributable transaction costs. Subsequent to initial recognition, interest bearing borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the income statement over the period of the borrowings on an effective interest basis.

2.14. Provisions

A provision is recognized in the balance sheet when the Company has a legal or constructive obligation as a result of a past event that can be measured reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

A provision for restructuring is recognized when Company has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Future operating costs are not provided for.

2.15. Revenue Recognition

Revenue from all goods and services are shown net of VAT, rebates and discounts. Revenue from services are recognized when services are provided. Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of products sold have been transferred to the buyer. The Company considers the various elements of subscriber arrangements to be separate earnings processes for IFRS purposes and recognizes the revenue for each of the deliverables as earned.

Revenue from contracts relating to Indefeasible Rights of Use (“IRU”) contain installation fees, one-off or up-front fees, monthly fees and maintenance fees. One-off or up-front fees of IRU contracts are deferred over the term of the related contract. Installation fees, monthly fees and maintenance fees are charged periodically as specified in the related contract and the revenue is recognized straight line over the life of the related contract.

Revenue from the sale of ducts and other network equipment is recognized in revenue and the related cost is recognized in cost of sales when significant risk and rewards of ownership has been transferred.

Revenues and cost of sales from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.16. Net Financial Costs

Net financial costs comprise interest expense on borrowings, interest income on funds invested, dividend income, foreign exchange gains and losses and impairment losses on financial investments.

Interest income is recognized in the income statement as it accrues, taking into account the effective yield on the asset.

2.17. Lease payments

Leases under which a significant portion of the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made in respect of operating leases are charged to the income statement on a straight-line basis over the lease term and included in operating expenses.

Leases for property, plant and equipment under which the Group has substantially all the risks and rewards of ownership, are classified as finance leases. Lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding lease liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.18. Income taxes

Income tax expense comprises current and deferred taxes. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Deferred tax is provided for using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for items that probably will not be reversed in the foreseeable future. The amount of deferred tax provided for is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using the appropriate tax rate enacted or substantively enacted at the balance sheet date.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed as of each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized.

2.19. Pension Costs and Employee Benefits

Contributions are made to the local pension, health and unemployment programs at the applicable statutory rates in effect during the year, based on gross salary payments. The cost of social security payments is charged to the income statement in the same period when the related salary cost incurred. The Company has no obligation for pension or other post employment benefits beyond the government programs.

2.20. Key sources of estimation uncertainty

The Company makes estimates and assumptions concerning the future. The estimates and assumptions that have a significant risk of affecting the carrying amounts of assets and liabilities in the financial statements within the next financial year are described below.

2.20.1. Deferred tax assets

The Company recognizes deferred tax assets in its balance sheet relating to tax loss carry forwards. The recognition of such deferred tax assets is subject to the utilization of tax loss carry forwards. The utilization of certain amounts of such tax loss carry forwards is subject to statutory limitations and is dependent on the amount of future taxable income of the Company. The Company has recognized deferred tax assets relating to tax loss carry forwards based on estimated future taxable income. If the future taxable income of such subsidiaries were to significantly differ from the amounts that were estimated, such differences could impact the amount of deferred tax assets and income tax expense of the Company.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.20.2. Provision for impairment of trade and other receivables

The Company calculates a provision for impairment of trade and other receivables to cover the estimated losses resulting from customers not making the required payments when due. The estimates used in evaluating the adequacy of the provision for impairment of trade and other receivables are based on the aging of the accounts receivable balances and historical write-off experience, customer credit-worthiness, payment defaults and changes in customer payment terms.

The Company considers that the accounting estimate related to the provision for impairment of trade and other receivables is a critical accounting estimate since it involves assumptions about future customer behavior and the resulting future cash collections. If the financial condition of customers or the economic environment in which they operate were to deteriorate, actual write-offs of currently existing receivables may be higher than expected and may exceed the level of the provision recognized as at December 31, 2007.

2.20.3. Depreciation

Property, plant and equipment and intangible assets are recorded at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the useful lives of assets is based on historical experience with similar assets as well as any anticipated technology evolution and changes in broad economic or industry factors. The appropriateness of the estimated useful lives is reviewed annually as described in Note 2.10 and Note 2.11.4.

The Company considers that the accounting estimate related to the determination of the useful lives of assets is a critical accounting estimate since it involves assumptions about technology evolutions in an innovative industry. Further, due to the significant weight of long-lived assets in the asset base of the Company, the impact of any changes in these assumptions could be material to the Company’s financial position, as well as the results of its operations.

2.21. New Accounting pronouncements

IAS 23 “Borrowing Costs”, revised was issued in March 2007. The main change to IAS 23 is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalise such borrowing costs as part of the cost of the asset. The revised standard applies prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalisation is on or after 1 January 1, 2009. The Company is currently assessing the impact of the amended standard on its financial statements.

IAS 1 “Presentation of Financial Statements”, revised was issued in September 2007 and is effective for annual periods beginning on or after January 1, 2009. The main change in IAS 1 is the replacement of the income statement by a statement of comprehensive income which will also include all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities will be allowed to present two statements: a separate income statement and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Company expects the revised IAS 1 to affect the presentation of its financial statements but to have no impact on the recognition or measurement of specific transactions and balances.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

IAS 27 “Consolidated and Separate Financial Statements”, revised was issued in January 2008 and is effective for annual periods beginning on or after 1 July 2009. The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The Company is currently assessing the impact of the amended standard on its consolidated financial statements.

3.	Revenue

For the nine months ended 31 December 2007
(in thousands of EUR)
Austria	17 542
International	10 042

Revenue	27 584

International revenue for the nine months period ended December 31, 2007 includes revenue generated by Memorex Turkey in the amount of EUR 3,108 thousand, Memorex Czech Republic in the amount of EUR 3,218 thousand, Memorex Slovakia in the amount of EUR 1,116 thousand, Memorex Ukraine in the amount of EUR 1,254 thousand. The remaining EUR 1,346 thousand of international revenue was generated by Memorex’s smaller subsidiaries.

4.	Cost of Sales

For the nine months ended 31 December 2007
(in thousands of EUR)
Access type charges	(4 487)
Other cost of sales	(64)

Total Cost of Sales	(4 551)

Access type charges include fees paid to other telecommunication operators for the use of their access network to reach customers beyond the coverage of our network.

Access type charges predominantly include leased line services, internet connectivity costs, and rental fees paid for ADSL access and local loop unbundling (LLU).

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

5.	Operating Expenses

For the nine months ended 31 December 2007
(in thousands of EUR)
Personnel expenses	(2 674)
Headcount-related costs	(1 472)
Advertising and marketing costs	(110)
Network operating expenses	(7 321)
IT costs	(264)
Local operating and other taxes	(243)
Bad debt expense	(2 094)
Provision for legal cases	(1 612)
Legal and audit fees	(77)
Consultant expenses	(577)
Turkey start up expenses	(1 532)
Other operating expenses, net	(232)

Total Operating Expenses	(18 208)

Personnel expenses include salaries and related taxes and contributions and other personnel expenses. See Note 6 for details.

Network operating expenses include the maintenance costs of the Company’s telecommunication infrastructure and its license and rental fees.

Significant portion of the bad debt expense for the nine months ended December 31, 2007 is not expected to re-occur in future years.

Provision for legal cases of EUR 1,612 thousand for the nine months ended December 31, 2007 includes amounts provided for in relation to legal claims against the Company. See Note 18 for details.

Consultant expenses of EUR 577 thousand for the nine months ended December 31, 2007 were related to non-recurring legal expenses.

Turkey start-up expenses of EUR 1,532 thousand relate to costs associated with establishing the Company’s business presence in Turkey such as rental, administrative and personnel expenses.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

6.	Personnel Expenses

For the nine months ended 31 December 2007
(in thousands of EUR)
Salaries	(2 225)
Social security and other contributions	(447)
Personnel related expenses	(2)

Total Personnel Expenses	(2 674)

The Company had 115 employees as of December 31, 2007.

7.	Depreciation and Amortization

For the nine months ended 31 December 2007
(in thousands of EUR)
Amortization	(2 265)
Depreciation	(6 446)

Total Depreciation and Amortization	(8 711)

8.	Net Financial Cost

For the nine months ended 31 December 2007
(in thousands of EUR)
Interest income	188

Financial Income	188

Third party interest expense	(3 623)
Amortization of deferred borrowing costs	(139)
Interest expense	(3 762)
Net foreign exchange (loss)/gain	(383)
Other financial expense	(107)

Financial Expense	(4 252)

Net Financial Cost	(4 064)

All interest income for the nine months period ended December 31, 2007 relates to cash and cash equivalents.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

9.	Intangible Assets

Movements during the period in the Company’s intangible assets were as follows:

	Licenses	Software	Indefeasable Rights of Use	Total Intangible Assets
	( in thousands of EUR )
Cost as at 31 March 2007	255	699	36 690	37 644
Additions during the period	—	4	1 275	1 279

Cost as at 31 December 2007	255	703	37 965	38 923

Accumulated amortization as at 31 March 2007	(42)	(383)	(9 301)	(9 726)
Amortization charge for the period	(12)	(115)	(2 138)	(2 265)

Accumulated amortization as at 31 December 2007	(54)	(498)	(11 439)	(11 991)

Carrying value as at 31 March 2007	213	316	27 389	27 918

Carrying value as at 31 December 2007	201	205	26 526	26 932

10.	Property, Plant and Equipment

Movements during the period in the Company’s property, plant and equipment were as follows:

	Land and Buildings	Network and Equipment	Other	Capital Work In Progress	Total Property, Plant and Equipment
	( in thousands of EUR )
Cost as at 31 March 2007	12 558	150 567	992	(358)	163 759
Additions during the period	821	8 244	1 323	8 569	18 957
Disposals during the period	—	(4 093)	(256)	(3 909)	(8 258)

Cost as at 31 December 2007	13 379	154 718	2 059	4 302	174 458

Accumulated amortization as at 31 March 2007	(3 127)	(49 628)	(324)	—	(53 079)
Depreciation charge for the period	(377)	(5 749)	(320)	—	(6 446)
Disposals during the period	—	512	70	—	582

Accumulated amortization as at 31 December 2007	(3 504)	(54 865)	(574)	—	(58 943)
Carrying value as at 31 March 2007	9 431	100 939	668	(358)	110 680

Carrying value as at 31 December 2007	9 875	99 853	1 485	4 302	115 515

Network and Equipment includes all tangible assets associated with the telecommunication network and related equipment. Other assets include other non-telecom equipment, fixtures and fittings, vehicles and computers.

Capital Work in Progress includes property, plant and equipment in the course of construction. After completion, such assets are put into operation (capitalized) and are transferred to the appropriate fixed asset categories. No depreciation is charged on capital work in progress.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

11.	Cash and Cash Equivalents

At 31 December
2007
(in thousands of EUR)
Cash on hand and in banks	4 683

Total Cash and Cash Equivalents	4 683

The breakdown of the Cash and Cash Equivalents of EUR 4,683 thousand as of December 31, 2007 by currency is as follows:

•	the EUR denominated part is EUR 3,752 thousand or approximately 80%,

•	the TRY denominated part is EUR 618 thousand or approximately 13%,

•	the SKK denominated part is EUR 111 thousand or approximately 2%,

•	the UAH denominated part is EUR 136 thousand or approximately 3% and

•	the EUR 66 thousand or approximately 2% is denominated in various currencies.

As of December 31, 2007 the Company had bank overdrafts in the amount of EUR 1,242 thousand. Bank overdrafts are classified as other current liabilities.

12.	Trade and Other Receivables

At 31 December
2007
(in thousands of EUR)
Trade accounts receivable	5 357
Other receivables	10 106

15 463
Provision for impairment	(2 828)

Total Trade and Other Receivables	12 635

Trade accounts receivable are mostly denominated in EUR. Out of the total Trade accounts receivable the EUR denominated part is EUR 2,703 thousand, the TRY denominated part is EUR 2,092 thousand and the remaining is denominated in various other currencies.

Movements in the allowance for bad and doubtful accounts are included as Bad debt expense within Operating expenses.

Other receivables include short term loans given to shareholders, advances to suppliers and prepaid taxes.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

13.	Shareholders’ Equity

As of December 31, 2007, the stated share capital of Memorex was EUR 36,400,000 which consisted of 3,640,000 shares with a par value of EUR 10 each. The entire share capital has been issued and fully paid.

As at December 31, 2007 minority interest was related to the 5% investments held in Memorex Turkey by an individual. Memorex holds an option to purchase such 5% equity stake from this individual at a nominal amount.

14.	Interest Bearing Borrowings

At 31 December
2007
(in thousands of EUR)
Current Portion of Interest Bearing Borrowings
Volksbank Revolver Loan	1 102
BACA Loan	863

RLB Revolver Loan	5 163
First RLB Term Loan	79
Second RLB Term Loan	1 195

SHN Revolver Loan	888
SHN Term Loan	791
Second SHN Term Loan	976

First HAAB Term Loan	1 123
Second HAAB Term Loan	2 909

PULS 1 Notes	10 000
PULS 2 Notes	7 500

First BAWAG Term Loan	155
Second BAWAG Term Loan	1 502
Third BAWAG Term Loan	3 500

Related Party Loan	3 900
YAPI Loan	8 000
Other	716

50 362
Deferred borrowing costs	(849)

Current Portion of Interest Bearing Borrowings	49 513

Non-Current Portion of Interest Bearing Borrowings
PREPS 1 Loan	8 000
PREPS 2 Loan	3 000
Other	99

Non-Current Portion of Interest Bearing Borrowings	11 099

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Volksbank Loan

On April 24, 2000, Memorex entered into a collateralized revolving loan agreement with Volksbank Niederoesterreich-Mitte, an Austrian bank (“Volksbank”), pursuant to which Memorex received a EUR 363,364 revolving line of credit (the “Volksbank Revolver”). Interest was payable quarterly at a fixed interest rate of 6.5% per annum. The initial maturity date for the Volksbank Revolver was May 30, 2000. Memorex and Volksbank subsequently agreed to increase the revolving line of credit to EUR 726,728 and extended the maturity date to an indefinite date. The Volksbank Revolver was collateralized by a customer contract. As of December 31, 2007, Memorex had EUR 1,101,995 outstanding under the Volksbank Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Volksbank Revolver were paid off and the Volksbank Revolver was terminated.

BACA Loan

On October 13, 2005, Memorex entered into a collateralized revolving loan agreement with Bank Austria Creditanstalt, an Austrian bank (“BACA”), pursuant to which Memorex received a revolving line of credit in the amount of EUR 900,000 (the “BACA Revolver”). Interest was payable quarterly at a fixed interest rate of 4.25% per annum. The BACA Revolver had a final maturity date of September 30, 2010. The BACA Revolver was collateralized by a pledge of certain Memorex bank accounts held at BACA. As of December 31, 2007, Memorex had EUR 863,109 outstanding under the BACA Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the BACA Revolver were paid off and the BACA Revolver was terminated.

Raiffeisen Loans

On October 25, 2004, Memorex entered into a collateralized revolving loan agreement (the “RLB Revolver”) with Raiffeisen Landesbank Oberoesterreich, an Austrian bank (“RLB”), pursuant to which Memorex received a EUR 3 million revolving line of credit at variable rate of interest equal to 2.75% over EURIBOR, which rate was reset quarterly. The RLB Revolver had an initial maturity date of October 31, 2005 which was extended pursuant to an oral agreement with no fixed maturity date. The RLB Revolver was collateralized by certain real property owned by Memorex in Austria. As of December 31, 2007, Memorex had EUR 5,163,390 outstanding under the RLB Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the RLB Revolver were paid off and the RLB Revolver was terminated.

On December 27, 2005, Memorex entered into an un-collateralized term loan agreement with RLB in the amount of EUR 1.5 million (the “First RLB Term Loan”). The First RLB Term Loan was repayable in quarterly installments beginning in March 2006 with a final maturity date of March 31, 2010. 30% of the outstanding balance accrued interest at the rate of 4.2% per annum and the remaining 70% of the outstanding balance accrued interest at the rate of 2.4% per annum. RLB had a right to terminate the First RLB Term Loan in the event that certain shareholders of Memorex owned less than 51% of the outstanding equity of Memorex. As of December 31, 2007, Memorex had EUR 79,412 outstanding under the First RLB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First RLB Term Loan were paid off and the First RLB Term Loan was terminated.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

On May 11, 2006, Memorex entered into a collateralized term loan agreement with RLB in the amount of EUR 2.5 million (the “Second RLB Term Loan”). The Second RLB Term Loan was repayable in quarterly installments beginning in June 2006 with a final maturity date of June 30, 2008. The outstanding balance accrued interest at a variable rate, reset quarterly, equal to 2.5% above EURIBOR. The Second RLB Term Loan was collateralized by an agreement by Memorex to allow RLB to take over certain customer contracts in which customers owed Memorex funds. As of December 31, 2007, Memorex had EUR 1,194,852 outstanding under the Second RLB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second RLB Term Loan were paid off and the Second RLB Term Loan was terminated.

SPK Loans

On October 27, 2005, Memorex entered into a collateralized revolving loan agreement (the “SHN Revolver”) with Sparkasse Herzogenburg Neulengbach, an Austrian bank (“SHN”), pursuant to which Memorex received a EUR 900,000 revolving line of credit at a fixed interest rate of 4.375% per annum. Interest was repayable quarterly beginning in March 2006 with a final maturity date of October 26, 2010. The SHN Revolver was collateralized by certain real property owned by Memorex in Germany. SHN retained the right to require Memorex to assign contracts as additional security for the SHN Revolver. As of December 31, 2007, Memorex had EUR 888,322 outstanding under the SHN Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the SHN Revolver were paid off and the SHN Revolver was terminated.

On May 2, 2001, Memorex entered into a 10-year collateralized term loan agreement with SHN in the amount of EUR 872,000 (the “First SHN Term Loan”). The First SHN Term Loan was repayable in monthly installments beginning on July 5, 2001 with a final maturity date of July 5, 2011. The outstanding balance on the First SHN Term Loan accrued interest at a rate of 5.875% per annum. The First SHN Term Loan was collateralized by certain real property owned by Memorex in Austria. As of December 31, 2007, Memorex had EUR 790,897 outstanding under the First SHN Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First SHN Term Loan were paid off and the First SHN Term Loan was terminated.

On October 19, 2004, Memorex entered into a six-year collateralized term loan agreement with SHN in the amount of EUR 1,090,000 (the “Second SHN Term Loan”). The Second SHN Term Loan was repayable in monthly installments beginning on April 5, 2005 with a final maturity date in February 2011. The outstanding balance on the Second SHN Term Loan accrued interest at a fixed rate of 3.375% for the first year and accrued interest for the remainder of the term at a variable interest rate, that was reset quarterly, equal to 1.255% over EURIBOR. The Second SHN Term Loan was collateralized by certain real property owned by Memorex in Austria and certain customer contracts. As of December 31, 2007, Memorex had EUR 976,365 outstanding under the Second SHN Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second SHN Term Loan were paid off and the Second SHN Term Loan was terminated.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

HAAB Loans

On July 4, 2005, Memorex entered into a five-year collateralized term loan agreement with Hypo Alpe-Adria Bank, an Austrian bank (“HAAB”), in the amount of EUR 2 million (the “First HAAB Term Loan”). The First HAAB Term Loan was repayable in 20 quarterly installments beginning on October 1, 2005 with a final maturity date in 2010. The outstanding balance on the First HAAB Term Loan accrued interest at a variable rate reset quarterly, equal to 3.25% over EURIBOR. The First HAAB Term Loan was collateralized by certain real property owned by Memorex in Austria and was personally guaranteed by two former Memorex executive officers. As of December 31, 2007, Memorex had EUR 1,122,906 outstanding under the First HAAB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First HAAB Term Loan were paid off and the First HAAB Term Loan was terminated.

On August 11, 2006, Memorex entered into a six-year collateralized term loan agreement with HAAB in the amount of EUR 3.6 million (the “Second HAAB Term Loan”). The Second HAAB Term Loan was repayable in 24 quarterly installments beginning on September 30, 2006 with a final maturity date in 2012. The outstanding balance on the First HAAB Term Loan accrued interest at a variable rate, that was reset quarterly, equal to 3.25% over EURIBOR. The Second HAAB Term Loan was collateralized by certain real property owned by Memorex in Austria and was personally guaranteed by two former Memorex executive officers. As of December 31, 2007, Memorex had EUR 2,909,247 outstanding under the Second HAAB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second HAAB Term Loan were paid off and the Second HAAB Term Loan was terminated.

PULS Notes

On August 7, 2006, Memorex issued notes (the “PULS 1 Notes”) in the aggregate amount of EUR 10 million to HSBC Trinkaus & Burkhardt, an investment entity based in Germany (“HTB”). The PULS 1 Notes were to mature on July 15, 2013. Interest was paid quarterly starting in October 2006 at a fixed rate of 7.58% per annum. As of December 31, 2007, Memorex had EUR 10,000,000 outstanding under the PULS 1 Notes. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the PULS 1 Notes were paid off and the PULS 1 Notes were terminated.

On April 30, 2007, Memorex issued notes (the “PULS 2 Notes”) in the aggregate amount of EUR 7.5 million to HTB. The PULS 2 Notes were to mature on July 14, 2014. Interest was paid quarterly starting in July 2007 at a fixed rate of 7.89% per annum. As of December 31, 2007, Memorex had EUR 7,500,000 outstanding under the PULS 2 Notes. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the PULS 2 Notes were paid off and the PULS 1 Notes were terminated.

BAWAG Loans

On March 29, 2005, Memorex entered into an un-collateralized five-year term loan agreement with Bank Fur Arbeit Und Wirtshaft an Austrian bank (“BAWAG”), in the amount of EUR 320,000 (the “First BAWAG Term Loan”). The First BAWAG Term Loan was repayable in 60 monthly installments with a final maturity date of April 1, 2010. The outstanding balance accrued interest at the rate of 5.5% per annum. As of December 31, 2007, Memorex had EUR 154,710 outstanding under the First BAWAG Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First BAWAG Term Loan were paid off and the First BAWAG Term Loan was terminated.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

On June 7, 2006, Memorex entered into a collateralized ten-year term loan agreement with BAWAG in the amount of EUR 1.7 million (the “Second BAWAG Term Loan”). The Second BAWAG Term Loan was repayable in monthly installments starting August 1, 2006 with a final maturity date of July 1, 2016. The outstanding balance accrued interest at the rate of 5.71% per annum. The Second BAWAG Term Loan was collateralized by Memorex’s equity holding in two of its subsidiaries, Memorex Czech Republic and Memorex Slovakia. As of December 31, 2007, Memorex had EUR 1,502,345 outstanding under the Second BAWAG Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second BAWAG Term Loan were paid off and the Second BAWAG Term Loan was terminated.

On December 22, 2006, Memorex entered into a collateralized term loan agreement with BAWAG in the amount of EUR 3.5 million (the “Third BAWAG Term Loan”). The Third BAWAG Term Loan was repayable in quarterly installments starting on March 31, 2007 with a final maturity date of June 30, 2008. The outstanding balance accrued interest at a variable rate of 1.5% over EURIBOR, which was reset quarterly (if the rate changed by more than 0.25%). The Third BAWAG Term Loan was collateralized by 25% of the outstanding equity holdings in Memorex which was held by certain Memorex shareholders. As of December 31, 2007, Memorex had EUR 3,500,000 outstanding under the Third BAWAG Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Third BAWAG Term Loan were paid off and the Third BAWAG Term Loan was terminated.

Related Party Loans

On November 18, 2004, Memorex entered into a two-year collateralized term loan agreement with an individual pursuant to which Memorex borrowed EUR 3.0 million (the “Aigner Term Loan”). The Aigner Term Loan was originally repayable by November 2006 but the maturity date was extended to June 2007 and further extended to June 2008. For the first two years, interest was payable monthly at an interest rate of 10.0% per annum. After November 2006, the Aigner Term Loan accrued interest at a rate of 5.3% per annum and the rate was reset back to 10.0% beginning in July 2007. The Aigner Term Loan was collateralized by certain of Memorex’s telecommunications rights of way within Austria. As of December 31, 2007, Memorex had EUR 3,000,000 outstanding under the Aigner Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Aigner Term Loan were paid off and the Aigner Term Loan was terminated.

Memorex received a loan from one of its shareholders in the amount of EUR 900,000 (the “Shareholder Loan”). There was no written agreement as to any terms of the Shareholder Loan. As of December 31, 2007, Memorex had EUR 900,000 outstanding under the Shareholder Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Shareholder Loan were paid off and the Shareholder Loan was terminated.

Yapi Loan

On October 30, 2007, Memorex Turkey entered into a collateralized term loan with YapiKredi Bank, a Turkish bank (“Yapi) in the amount of EUR 10 million (“Yapi Term Loan”). The Yapi Term Loan is repayable in quarterly installments beginning November 2008 with a final maturity date in November 2013. The outstanding balance on the Yapi Terms Loan accrues interest at a variable rate, payable and reset quarterly, equal to 2.0% over EURIBOR. Yapi may unilaterally alter or increase the rate of interest as permitted by applicable law and require early repayment upon three days written notice. The Yapi Term Loan is collateralized by some of Memorex Turkey’s trade receivables. As of December 31, 2007, Memorex Turkey had EUR 8,000,000 outstanding under the Yapi Term Loan.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Yapi has also issued letters of credit, for the benefit of Memorex Turkey, in the amount of approximately EUR 833,000 to numerous Turkish municipal departments guaranteeing any losses, damages or violations that may occur during the construction by Memorex Turkey of parts of its telecommunications network in Turkey. Approximately EUR 800,000 of such amount has an unlimited term.

Preps Loans

On June 3, 2005, Memorex entered into an un-collateralized, subordinated loan with Preps Austrian Private Funding 2005-1 Limited, a private Austrian investment entity (“Preps 1”) in the amount of EUR 8 million (the “First Preps Loan”). The First Preps Loan matures in July 2012. Memorex has to make an annual interest payment at the rate of 0.75% per annum and a quarterly interest payment at the rate of 6.8% per annum. Preps 1 may require early termination of the First Preps Loan upon the incurrence of an “important reason”. “Important reasons” that would enable the creditor to terminate the loan agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the First Preps Loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan. As of December 31, 2007, Memorex had EUR 8 million outstanding under the First Preps Loan.

On August 12, 2005, Memorex entered into an un-collateralized, subordinated loan with Preps 2005-2 plc, a private Irish investment entity (“Preps 2”) in the amount of EUR 3 million (“Second Preps Loan”). The Second Prep Loan matures in December 2012. Memorex has to make an annual interest payment at the rate of 1.0% per annum and a quarterly interest payment at the rate of 6.9% per annum. Preps 2 may require early termination of the Second Preps Loan upon the occurrence of an “important reason”. “Important reasons” that would enable the creditor to terminate the loan agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the Second Preps Loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan. As of December 31, 2007, Memorex had EUR 3 million outstanding under the First Preps Loan.

As of December 31, 2007 the book value of interest bearing borrowings approximates their fair value.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

15.	Other Non-Current Liabilities

At 31 December 2007
(in thousands of EUR)
Deferred Income	44 950
Other non-current liabilities	105

Total Other Non-Current Liabilities	45 055

Deferred revenue relates to IRU contracts with other international telecomunications and capacity providers.

16.	Provisions

At 31 December 2007
(in thousands of EUR)
Provision for litigations	5 359
Other	11

Total Provisions	5 370

The amount of provisions made approximates the expected outflows of economic benefits. Increases in provisions for the nine months period ended December 31, 2007 amounted to EUR 1,612 thousand. There was no cash payments or other reductions during the nine months period ended December 31, 2007.

17.	Accrued Expenses and Deferred Income

At 31 December 2007
(in thousands of EUR)
Accrued expenses	3 981
Accrued interest	428
Deferred income	685

Total Accrued Expenses and Deferred Income	5 094

Accrued expenses include accruals for corporate and other taxes and bonus payments.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

18.	Commitments and Contingencies

During the nine months period ended December 31, 2007 the Company entered into several purchase contracts and commitments for future capital expenditures (including the purchase of new equipment or upgrading existing equipment). Current projects to which such capital commitments relate to include investment in the Company’s international network. Capital commitments are expected to be realized during the course of the next six months.

The Company has finance lease agreements that expire over the next 4 years. The future minimum lease payments arising from such finance leases are as follows: EUR 5,175 thousand in 2008 and EUR 5,346 thousand in 2009, EUR 2,899 thousand in 2010 and EUR 475 thousand in 2011.

On December 20, 2007, the majority shareholder of Memorex entered into an agreement with Invitel Távközlési Szolgáltató ZRt. (“Invitel”), a subsidiary of Hungarian Telephone and Cable Corp., to sell 95.7% of the outstanding equity in Memorex.

The tax authorities have carried out full scope tax audits at the Company through various years. The tax authorities may at any time inspect the books and records within six years subsequent to the reported tax year and may impose additional tax assessments and penalties. The Company’s management is not aware of any circumstances, which may give rise to a potential material liability in this respect.

Legal cases

Telekomunikacjs Kolejowa Sp. Z.o.o., a Polish company (“TKS”), initiated legal proceedings in Austria against the Company in connection with a contractual dispute regarding an agreement pursuant to which Memorex leased telecommunication equipment from TKS. TKS seeks lease costs in the amount of EUR 730,000 plus legal costs.

BT Austria GmbH, an Austrian company (“BT Austria”), has raised claims against the Company in connection with an agreement pursuant to which Memorex provided services to BT Austria. BT Austria seeks to reclaim payments made to Memorex in the amount of approximately EUR 556,000. No formal legal proceedings have been initiated in this matter.

Business Consulting and Controlling Beteiligungs GmbH, an Austrian company (“BCC”), initiated legal proceedings in Austria against the Company seeking approximately EUR 640,000 pursuant to an earlier court settlement.

An individual initiated legal proceedings in Austria against the Company seeking EUR 1,613 thousand in connection with a consulting agreement.

KPNQwest Asset Slovakia s.r.o., a Slovakian entity (“KPNQWEST”) initiated legal proceedings against the Company in Slovakia asserting KPNQwest’s ownership’s right relating to an agreement to transfer assets from KPNQwest to Memorex Slovakia. KPNQwest won a judgment in the lower court which judgment Memorex Slovakia has appealed. During the appeal process, KPNQwest expanded its claims.

BT Germany, a German entity (“BT Germany”), initiated legal proceedings against the Company in Germany regarding an agreement pursuant to which BT Germany was to provide services to Memorex. The Company settled this claim in 2008 for EUR 285,000.

The Company has a dispute with Slovak Telecom relating to an agreement pursuant to which the parties provided services to each other. Slovak Telecom is claiming EUR 220,000.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

T-Systems Pragonet, a.s. (“Pragonet”) initiated proceedings against the Company with the Czech Telecommunications Authority seeking fees in connection with certain services allegedly provided to the Company. The Czech Telecommunications Authority awarded Pragonet EUR 544,000. Memorex Czach Republic has appealed this ruling.

KPNQwest Services Ireland Limited, a company in receivership, has initiated legal proceedings against the Company in Europe seeking EUR 262,000 plus interest and costs for services allegedly provided to the Company. The Company is contesting this claim.

The Company is contesting these matters. Based on advice from outside counsel, the Company has a recognized a provision in its accounts in an amount deemed appropriate to cover its potential obligations in these ongoing legal matters. The Company is involved in other legal proceedings in the normal course of business. Based on legal advice, management does not expect the outcome of these legal matters to have a material effect on the Company’s financial position, results of operations or liquidity.

19.	Taxation

The Income tax (expense) / benefit for the period comprises:

For the nine months ended 31 December 2007
(in thousands of EUR)
Current tax	(153)
Local tax	(71)
Deferred tax	1 909

Income Tax (Expense) / Benefit	1 685

Memorex is resident for tax purposes in Austria and is taxed at the rate of 25%. Current tax is calculated by the enacted tax rates applicable for the different tax jurisdictions the Memorex subsidiaries operate, as follows:

•	Memorex Bulgaria of 10%,

•	Memorex Czech Republic of 24%,

•	Memorex Italy of 33%,

•	Memorex Romania of 16%,

•	Memorex Slovakia of 19%,

•	Memorex Turkey of 20% and

•	Memorex Ukraine of 25%.

Deferred tax is calculated by using the liability method. Deferred tax is calculated on temporary differences between accounting and tax values, for which reversal is probable in the future. Deferred tax is calculated by the enacted tax rates applicable for the different tax jurisdictions the subsidiaries operate in, as detailed above.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Deferred tax assets / liabilities are attributable to the following items:

	At 31 December 2007
	Assets	Liabilities
	(in thousands of EUR)
Tax loss carried forward	2 636	—
Property, plant and equipment	2 504	230
Deferred Financial Charges	(212)	—
Finance Leasing	(507)	62
Bad debt expense	763	—
Litigation reserve	538	—
Other	28	(61)

	5 750	231

Net Deferred Tax Asset / (Liability)	5 519

Deferred tax assets and liabilities are determined by the legal entities of the Group. Deferred tax is calculated at the rate of 25%.

Deferred tax assets are recognized for tax loss carry forwards only to the extent that realization of the related tax benefit is probable. The Company has total tax loss carry forwards in the amount of EUR 2,636 thousand at December 31, 2007. As at December 31, 2007 out of the total tax loss carry forwards Memorex Austria represents EUR 2,484 thousand and the remaining relates to other smaller subsidiaries of the Group. The expiry of these tax losses are not subject to any statutory expiry limitations. It is considered that the reduction in the cost base of the Company realized to date and the tax planning opportunities available to the Company, make it probable that sufficient future taxable profits will be available against which the tax loss carry forwards can be utilized.

Reconciliation of effective tax rate is as follows:

For the nine months ended 31 December 2007
(in thousands of EUR)
Net profit / (loss) before tax	(7 950)

Income tax using the parent company corporate tax rate	1 988
Effect of tax rates in foreign jurisdictions	(34)
Other income taxes paid	(71)
Impact of tax-deductibility of other income taxes	18
Tax on non-deductible expenses	67
Timing differences for which no deferred tax is recognised	3
Tax loss not previously recognized	(272)
Other	(14)

Income Tax (Expense) / Benefit	1 685

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

20.	Financial Risk Management

20.1.1. Financial risk factors

The Company is exposed to a variety of financial risks, including market risk, credit risk and liquidity risk. These risks were managed under principles provided by the Board of Directors of Memorex. Following the acquisition of Memorex by HTCC on March 5, 2008, HTCC’s written risk management policy is now applicable to the Company.

20.1.2. Market risk

The Company operates internationally and is exposed to foreign exchange risk arising from various currency exposures. The Company generates its revenues predominantly in euros, while part of the costs to generate such revenue is incurred in various local currencies, in foreign operations. Since most of the costs are incurred by the parent company Memorex in EUR in Austria, the Company considered the foreign currency risk immaterial and, therefore, did not enter into a hedging program.

The classification of receivables by currencies is as follows:

	At 31 December 2007
	(in thousands of EUR)
Carrying amount as at December 31, 2007	EUR	TRY	CZK	SKK	Other	Total
Trade receivables from third parties	2 703	2 092	146	101	315	5 357

Total	2 703	2 092	146	101	315	5 357

Sensitivity analysis

The Company is exposed to the foreign currency risk arising from transactions performed with counterparties outside of the European Union and with the Company’s purchases in local currencies. The foreign currency risk is measured against the functional currency (EUR) as at the balance sheet date when the financial assets and liabilities are translated to EUR applying the appropriate exchange rate.

The sensitivity analysis considers only unpaid financial assets and liabilities denominated in foreign currency and it measures the impact from the recalculation of these items as at the balance sheet date using the appropriate exchange rates as of December 31, 2007. The Company considers the movements of exchange rates against the EUR in the following period by +10% (appreciation of the EUR against the various currencies) and -10% (depreciation of the EUR against the various currencies) as possible.

The sensitivity analysis on exchange rate changes is prepared for individual currencies on the assumption that there is no movement in the exchange rates of other currencies.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

The following table presents the impact on profit and loss before tax of an appreciation (+10%) or depreciation (-10%) of EUR to foreign currencies:

EUR depreciation by 10%
Currency	TRY	CZK	SKK
Increase/ (decrease) in profit and loss before tax	232 457	16 237	11 194

EUR appreciation by 10%
Currency	TRY	CZK	SKK
Increase/ (decrease) in profit and loss before tax	-232 457	-16 237	-11 194

Sensitivity to interest rates

The Company is exposed to interest rate risk mainly in relation to its short and long term debt and short term deposits as part of cash and cash equivalents. The Company assumes the possible movements of the yield curve in the following period by +/- 100 basis points.

For short and long term loans receivable the impact on the profit and loss before tax is determined on the basis of a defined change in the interest rate, which would have arisen at the beginning of the accounting period and is based on the assumption that no other changes in the interest rate occurred during the entire accounting period. Other financial assets including cash and cash equivalents are not considered to be materially sensitive to interest rates.

The following table presents the possible impact on profit and loss before tax of an expected increase (+100 basis points) or decrease of interest rates:

	(in thousands of EUR)
	Interest rate increased by 100 basis points	Interest rate decreased by 100 basis points
Increase/ (decrease) in profit or loss before tax	164	-164

20.1.3. Credit risk

The Company has policies in place to ensure that sales are made to customers who meet the Company’s criteria for credit eligibility and have adequate credit history. The Company predominantly focuses on reputable international carriers and large credit-worthy corporations in order to minimize the credit risk.

Financial insolvency of a counterparty may result in immediate losses to the Company with an adverse impact on the Company’s financial position. As a consequence, the Company manages the credit risk by: (a) the careful selection of credit-worthy counterparties; (b) advance payments; (c) the regular netting of account receivable with its accounts payable; (d) by the disconnection of counterparties in case of non-payment; and (e) standard financial market instruments such as bank guarantees.

The maximum exposure to credit risk is calculated as the gross carrying amount of the above mentioned financial assets less any impairment losses.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Aging of accounts receivables and the respective impairment is shown as follows:

	At 31 December
	2007
	(in thousands of EUR)
	not overdue	1-30 days	31-90 days	91-180 days	181-360 days	over 360 days	Total
Trade receivables from third parties	2 312	521	646	1 354	278	245	5 356
Payables to third parties	818	1 244	1 345	665	842	353	5 267

20.1.4. Liquidity risk

Prudent liquidity management implies maintaining sufficient cash. In order to ensure that the Company is in position to fulfill its payment obligations when they become due, the Company prepares short and long-term cash-flow forecasts.

21.	Finance and Operating Leases

The Company has operating leases relating to IRU contracts with other telecommunications service operators. These contracts can be modified or cancelled in the normal course of business.

Raiffeisen Finance Leases

In 2005, the Company entered into several leases with Raiffeisen Impuls Delta-Mobilienleasing GmbH (“Raiffeisen”), a German entity.

On March 1, 2005, the Company entered into a lease agreement with Raiffeisen pursuant to which the Company leases network cards for use in Germany and the Czech Republic (the “First Raiffeisen Lease Agreement”). The First Raiffeisen Lease Agreement is governed by Austrian law and has an unlimited term with monthly payments of EUR 27,000 in addition to an EUR 484,000 pre-payment (based on an acquisition cost of EUR 1.9 million). The monthly payments may be adjusted based on the three month EURIBOR rate. The Company is responsible for insuring the network cards and must pay all applicable fees and taxes. The First Raiffeisen Lease Agreement may be terminated by either party upon six months notice. Memorex waived its right to terminate the agreement for the initial five years. Raiffeisen may terminate the agreement if the Company terminates or sells the business and would be entitled to damages equal to the outstanding payments until the earliest date upon which the Company could terminate the agreement plus the residual value of the network cards.

On March 1, 2005, the Company entered into a lease agreement with Raiffeisen pursuant to which the Company leases network cards for use in Vienna (the “Second Raiffeisen Lease Agreement”). The Second Raiffeisen Lease Agreement is governed by Austrian law and has an unlimited term with fixed monthly payments of EUR 7,000 in addition to a EUR 129,000 pre-payment (based on an acquisition cost of EUR 516,000). The Company is responsible for insuring the network cards and must pay all applicable fees and taxes. The Second Raiffeisen Lease Agreement may be terminated by either party upon six months notice. Memorex waived its right to terminate the agreement for the initial five years. Raiffeisen may terminate the agreement if the Company terminates or sells the business and would be entitled to damages equal to the outstanding payments until the earliest date upon which the Company could terminate the agreement plus the residual value of the network cards.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

On July 27, 2005, the Company entered into a lease agreement with Raiffeisen pursuant to which the Company leases network cards (the “Third Raiffeisen Lease Agreement”). The Third Raiffeisen Lease Agreement is governed by Austrian law and has an unlimited term with monthly payments of EUR 78,000 in addition to a EUR 1.4 million pre-payment (based on an acquisition cost of EUR 5.7 million). The monthly payments may be adjusted based on the three month EURIBOR rate. The Company is responsible for insuring the network cards and must pay all applicable fees and taxes. The Third Raiffeisen Lease Agreement may be terminated by either party upon six months notice. Memorex waived its right to terminate the agreement for the initial five years. Raiffeisen may terminate the agreement if the Company terminates or sells the business and would be entitled to damages equal to the outstanding payments until the earliest date upon which the Company could terminate the agreement plus the residual value of the network cards.

Other Lease Agreements

On January 11, 2001, the Company entered into a lease agreement with Sext Z Immobilien Leasing GmbH., which was last amended as of May 21, 2008 (the “Property Lease”), pursuant to which the Company leases office and storage space in Austria. The Property Lease is for an unlimited term and the current monthly rent is EUR 8,592 thousand, which rate is adjusted bi-annually per the six month EURIBOR rate. Either party may terminate the Property Lease upon six months notice but each party waived their right to terminate the Property Lease until December 31, 2012. The lessor may still terminate the Property Lease upon a change-in-control of Memorex which would adversely affect the financial position of the lessor (as defined in the Property Lease) and be entitled to any outstanding amounts due under the Property Lease (including the lease payments up until the date that the Company could terminate the Property Lease). The Property Lease also provides Memorex with a right to purchase the property.

Net book value of the finance leases of network and equipment and cars as follows:

	At 31 December 2007
	Network Equipment	Car
	(in thousands of EUR)
Gross Book Value	27 176	793
Accumulated Depreciation	(8 319)	(179)

Net Book Value	18 857	614

Non-cancellable financial leases are payable as follows:

At 31 December 2007
	Present Value	Total Minimum Lease Payment
(in thousands of EUR)
1 year or less	5 175	5 992
2-5 years	8 720	9 301
After 5 years	—

Total Finance Leases	13 895	15 293

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

22.	Related Party Transactions

Related parties at December 31, 2007 include Memorex’s subsidiaries, as well as Joki A.G., the majority shareholder of Memorex and other individuals who are minority owners of the Company and key management.

The Company had outstanding receivables against Joki A.G. in the amount of EUR 1,750 thousand, the former CEO of Memorex in the amount of EUR 1,365 thousand and other minority owners in the aggregate amount of EUR 1,143 thousand.

As at December 31, 2007 the Company had a payable toward Mr. Mayerhofer, Supervisory Board member of the Company, in the amount of EUR 900,000 for services provided.

There were no other material related party transactions between the Company and any other related parties during the nine months period ended December 31, 2007 other than disclosed earlier in these notes or described below.

Salaries and other short-term employee benefits paid to key management personnel amounted to EUR 337 thousand for the nine months period ended December 31, 2007.

There have been no termination benefits, post-employment benefits or other long-term benefits paid to key management personnel during the nine months period ended December 31, 2007.

There have been no loans or guarantees provided to key management personnel during the nine months period ended December 31, 2007.

23.	Subsequent Events

On March 5, 2008, Hungarian Telephone and Cable Corp., a U.S. company (“HTCC”), completed its acquisition through one of its subsidiaries of 95.7% of the outstanding equity of Memorex. HTCC paid EUR 18.8 million to the selling shareholders of Memorex for their 95.7% equity interest. HTCC assumed approximately EUR 23.1 million of the Company’s net debt at closing and refinanced approximately EUR 46.6 million of the Company’s debt at closing.

In accordance with Austrian law, HTCC initiated the necessary legal procedures to cash out the minority shareholders of Memorex who hold 4.3% of the outstanding equity in Memorex. In accordance with such procedures, an Austrian court appointed a local auditor to audit the proposed cash compensation for the minority shareholders. The court appointed auditor approved the cash compensation for the minority shareholders. At a Memorex shareholders meeting on July 18, 2008, the purchase by HTCC of the minority shareholders stake in Memorex was approved. Memorex is now expected to go to the Austrian commercial register in August 2008 to register the minority shareholder buyout at which point HTCC will own 100% of Memorex.